FOR IMMEDIATE RELEASE
Griffon Corporation Announces Fourth Quarter and Fiscal 2009 Operating Results

Reports 4Q 2009 Continuing Operations EPS of $0.21 vs. Year-ago Loss of $0.20
Full Year 2009 Continuing Operations EPS Increase to $0.37 vs. $0.00 in 2008
Griffon Generates Full Year 2009 Operating Cash Flow of $84 Million
Book Value Increases to $11.53 per Share

NEW YORK, NEW YORK, November 19, 2009 – Griffon Corporation (NYSE: GFF) today reported operating results for the fourth quarter and fiscal year ended September 30, 2009.

Fourth Quarter 2009

Revenue for the 2009 quarter was $328.2 million, compared to $353.7 million in 2008. Income from continuing operations for the current quarter was $12.3 million, or $0.21 per diluted share, compared to a loss of $6.7 million, or $0.20 per diluted share, last year. In the 2008 quarter, the Company recorded a $12.9 million goodwill impairment charge related to the Building Products segment; excluding this charge, fourth quarter 2008 income from continuing operations would have been $6.3 million, or $0.19 per diluted share. In 2008, there was a loss from discontinued operations of $1.3 million or $0.04 per diluted share; in 2009, results of discontinued operations were immaterial.  Net income for the 2009 quarter was $12.4 million, or $0.21 per diluted share, compared to a loss of $8.0 million, or $0.24 per diluted share, in 2008.  Diluted shares used for per share calculations were 59.4 million in 2009, compared to 33.4 million in 2008, an increase of 78% resulting primarily from the 2008 rights offering.

The Company’s segment adjusted EBITDA for the 2009 quarter was $34.9 million compared to $29.5 million in 2008. Segment adjusted EBITDA is defined as operating income, excluding corporate overhead, interest, taxes, depreciation and amortization, restructuring charges, goodwill impairment charges and the benefit of debt extinguishment.

Full Year 2009

Revenue for 2009 was $1.2 billion, compared to $1.3 billion in 2008. Income from continuing operations for 2009 was $22.0 million, or $0.37 per diluted share, compared to $0.1 million, or zero per diluted share, last year. The 2008 results included the $12.9 million goodwill impairment charge for the Building Products segment; excluding this charge, 2008 income from continuing operations would have been $13.0 million, or $0.40 per diluted share. Income from discontinued operations for 2009 was $0.8 million, or $0.01 per diluted share, compared to a loss of $40.6 million, or $1.24 per diluted share, last year. Net income for 2009 was $22.8 million, or $0.39 per diluted share, compared to a loss of $40.5 million, or $1.24 per diluted share in 2008.  Diluted shares used for per share calculations were 59.0 million in 2009 compared to 32.8 million in 2008, an increase of 80% resulting primarily from the 2008 rights offering.

The Company’s 2009 segment adjusted EBITDA was $90.7 million compared to $93.0 million in the prior year.

During 2009, the Company purchased $50.6 million face value of the convertible notes from certain noteholders for $42.7 million. Net of related unamortized debt issuance costs of $0.5 million, the Company recorded a pre-tax gain of $7.4 million from debt extinguishment.

In June 2009, the Company announced plans to consolidate facilities of its Building Products segment.  The consolidation, scheduled to be completed in early 2011, is expected to produce annual cost savings approximating $10 million.  The Company estimates that it will incur pre-tax exit and restructuring costs approximating $12 million, substantially all of which will be cash charges.  In addition, the Company expects to invest approximately $11 million in capital expenditures in order to effectuate the restructuring plan.  These charges and expenditures will occur primarily in fiscal 2010 and 2011.  For the fourth quarter and full year 2009, the Company incurred $1.2 million in restructuring costs and invested $2.0 million in related capital expenditures.

RESULTS OF OPERATIONS

Telephonics

For the quarter ended September 30, 2009, Telephonics revenue totaled $116.4 million, a 12% increase over 2008. This increase was mainly driven by strong growth in the Communications Division.

Segment operating profit increased $0.3 million, or 3%, compared to last year’s quarter, mainly due to favorable product mix, partially offset by increased operating expenses related to research and development and additional administrative expenses necessary to support sales growth.

In 2009, Telephonics’ revenue increased $21.6 million, or 6%, compared to the prior year, mainly due to higher sales in the Radar Systems division.

Segment operating profit increased $2 million to $34.9 million in 2008; segment operating profit margin remained at 9.0%, due to the strong sales performance and favorable program mix being offset by higher SG&A expenses. The increase in SG&A expenses resulted from higher research and development expenditures and additional administrative expenses to support revenue growth.

Clopay Building Products

For the quarter ended September 30, 2009, Building Products revenue totaled $106.8 million, a 14% decrease compared to 2008.  Building Products continued to be adversely impacted by persistent weakness in the residential housing market. The sales decline was principally due to reduced unit volume, partially offset by favorable product mix.

Segment operating profit improved to $4.3 million compared to a loss of $9.4 million in the 2008 quarter.  The 2008 result included the goodwill impairment charge of $12.9 million; excluding this charge, the 2008 operating results would have been a $3.5 million profit.   Excluding the goodwill impairment charge from the 2008 comparative, the improvement in segment operating profit in the 2009 quarter was mainly enabled by the Company’s cost-cutting and facility rationalization initiatives.

For the full year 2009, Building Products revenue totaled $393.4 million, a decrease of $41.9 million, or 10%, compared to 2008; this decline was due to the continued weak housing market. The revenue decline was principally due to reduced unit volume, partially offset by a favorable shift in mix to higher priced products.

Segment operating loss for 2009 was $11.3 million, an improvement of $6.1 million compared to the prior year. The 2008 result included the goodwill impairment charge of $12.9 million; excluding this charge, the 2008 operating results would have been a $4.5 million loss.  Excluding the goodwill impairment charge from the 2008 comparative, the increased loss in 2009 was mainly due to the sharp decline in volume, and the resultant unfavorable impact on absorption of fixed operating expenses.  Notwithstanding the total loss for 2009, segment operating profit improved sequentially during 2009, reaching $0.6 million and $4.3 million in the third and fourth quarters, respectively, a significant improvement over the operating losses incurred in the first two quarters of 2009.

Clopay Plastic Products

For the quarter ended September 30, 2009, Plastics revenue totaled $105.0 million, a 16% decrease from the prior year. The lower revenue was principally due to lower volume in our European business, unfavorable foreign exchange translation and the pass through of lower resin costs in customer selling prices.

Segment operating profit of $7.2 million increased $2.4 million, or 51% compared to the prior year quarter, mainly as a result of favorable product mix, and lower SG&A costs due to lower volume and cost saving initiatives.

For the full year 2009, Plastics’ revenue totaled $412.8 million, a decrease of $54.9 million or 12%, compared to 2008. This revenue decline was principally due to lower volume in the European business, translation of the European results into the stronger U.S. dollar and the pass through of lower resin costs in customer selling prices.

Segment operating profit was $24.1 million, an increase of $3.5 million or 17%, compared to the prior year. The improvement in segment operating profit in 2009 was mainly enabled by the Company’s cost-cutting initiatives and favorable product mix, partially offset by lower unit volume.  Segment operating profit margin increased 140 basis points compared to 2008.

Discontinued Operations

As a result of the downturn in the residential housing market, in 2008 the Company exited substantially all of the operating activities of its former Installation Services segment. Operating results of substantially the entire Installation Services segment have been reported as discontinued operations in the condensed consolidated financial statements for all periods presented, and the Installation Services segment is excluded from segment reporting. The Company substantially concluded its disposal of the Installation Services segment in the second quarter of 2009.

Balance Sheet and Capital Expenditures

The Company’s total cash and equivalents at September 30, 2009 was $320.8 million. Total debt outstanding at September 30, 2009 was $179.8 million, including $79.4 million of convertible notes, for a net cash position of $141.0 million. Capital expenditures for 2009 were $32.7 million.

Conference Call Information

The Company will hold a conference call today, November 19, 2009, at 4:30 PM ET.

The call can be accessed by dialing 1-877-407-0784 (U.S. participants) or (201) 689-8560 (International participants).  Callers should ask to be connected to Griffon Corporation’s fourth quarter 2009 teleconference and provide the conference ID number 337778.

A replay of the call will be available starting on November 19, 2009 at 7:30 PM ET by dialing 1-877-660-6853 (U.S.) or (201) 612-7415 (International). The replay account number is 3055 with access code 337778.  The replay will be available through December 3, 2009.

Forward-looking Statements

“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements relate to, among other things, income, earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon Corporation (the “Company” or “Griffon”) operates and the United States and global economies.  Statements that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases.  Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; the Company’s ability to achieve expected savings from cost control, integration and disposal initiatives; the ability to identify and successfully consummate and integrate value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets and to anticipate and meet customer demands for new products and product enhancements and innovations; the government reduces military spending on projects supplied by Griffon’s Telephonics Corporation; increases in cost of raw materials such as resin and steel; changes in customer demand; political events that could impact the worldwide economy; a downgrade in the Company’s credit ratings; international economic conditions including interest rate and currency exchange fluctuations; the relative mix of products and services which impacts margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies such as litigation; unfavorable results of government agency contract audits of Griffon’s subsidiary, Telephonics Corporation; protection and validity of patent and other intellectual property rights; the cyclical nature of the business of certain Griffon operating companies; and possible terrorist threats and actions, and their impact on the global economy.  Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company as previously disclosed in the Company’s Securities and Exchange Commission filings.  Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation

Griffon Corporation (the “Company” or “Griffon”), is a diversified management and holding company that conducts business through wholly-owned subsidiaries.  The Company oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures.  The Company provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as in connection with divestitures.  Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital to further diversify itself.

Headquartered in New York, N.Y., the Company was incorporated in New York in 1959, and was reincorporated in Delaware in 1970.  It changed its name to Griffon Corporation in 1995.

Griffon currently conducts its operations through Telephonics Corporation, Clopay Building Products Company and Clopay Plastic Products Company.

•
Telephonics Corporation high-technology engineering and manufacturing capabilities provide integrated information, communication and sensor system solutions to military and commercial markets worldwide.

•	Clopay Building Products Company is a leading manufacturer and marketer of residential, commercial and industrial garage doors to professional installing dealers and major home center retail chains.

•
Clopay Plastic Products Company is an international leader in the development and production of embossed, laminated and printed specialty plastic films used in a variety of hygienic, health-care and industrial applications.

For more information on the Company and its operating subsidiaries, please see the Company's website at www.griffoncorp.com.

Company Contact:	Investor Relations Contact:
Douglas J. Wetmore	James Palczynski
Chief Financial Officer	Principal and Director
Griffon Corporation	ICR Inc.
(212) 957-5000 712 Fifth Avenue, 18th Floor New York, NY 10019	(203) 682-8229

GRIFFON CORPORATION AND SUBSIDIARIES
OPERATING HIGHLIGHTS
(Unaudited)

	Three months ended		For the Years Ended
(in thousands)	September 30,		September 30,
	2009	2008	2009	2008
REVENUE
Telephonics	$116,361	$103,780	$387,881	$366,288
Clopay Building Products	106,848	124,409	393,414	435,321
Clopay Plastic Products	105,035	125,476	412,755	467,696
Total consolidated net sales	$328,244	$353,665	$1,194,050	$1,269,305

INCOME (LOSS) FROM CONTINUING OPERATIONS
Segment operating profit (loss):
Telephonics	$11,345	$11,067	$34,883	32,862
Clopay Building Products	4,269	(9,376)	(11,326)	(17,444)
Clopay Plastic Products	7,178	4,765	24,072	20,620
Total segment operating profit	22,792	6,456	47,629	36,038
Unallocated amounts	(5,471)	(5,589)	(20,960)	(21,281)
Gain from debt extinguishment, net	-	-	7,360	-
Net interest expense	(1,243)	(2,909)	(8,023)	(10,375)

Income before taxes and discontinued operations	$16,078	$(2,042)	$26,006	$4,382

Unallocated amounts typically include general corporate expenses not attributable to any reportable segment.

GRIFFON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands)

	Three Months Ended September 30,		Years Ended September 30,
	2009	2008	2009	2008
Revenue	$328,244	$353,665	$1,194,050	$1,269,305
Cost of goods and services	250,339	276,256	936,927	996,308
Gross profit	77,905	77,409	257,123	272,997

Selling and administrative expenses	60,287	63,779	230,736	245,430
Impairment of goodwill	-	12,913	-	12,913
Restructuring and other related charges	1,202	38	1,240	2,610
Total operating expenses	61,489	76,730	231,976	260,953

Income from operations	16,416	679	25,147	12,044

Other income (expense)
Interest expense	(1,772)	(3,123)	(9,562)	(12,345)
Interest income	529	214	1,539	1,970
Gain from debt extinguishment, net	-	-	7,360	-
Other, net	905	188	1,522	2,713
Total other income (expense)	(338)	(2,721)	859	(7,662)

Income before taxes and discontinued operations	16,078	(2,042)	26,006	4,382
Provision for income taxes	3,737	4,619	4,005	4,294
Income from continuing operations	12,341	(6,661)	22,001	88

Discontinued operations:
Income (loss) from operations of the discontinued Installation Services business	175	(10,111)	1,230	(62,447)
Provision (benefit) for income taxes	86	(8,793)	440	(21,856)
Income (loss) from discontinued operations	89	(1,318)	790	(40,591)
Net income (loss)	$12,430	$(7,979)	$22,791	$(40,503)

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$0.21	$(0.20)	$0.37	$0.00
Income (loss) from discontinued operations	0.00	(0.04)	0.01	(1.24)
Net income (loss)	0.21	(0.24)	0.39	(1.24)

Weighted-average shares outstanding	58,778	33,215	58,699	32,667

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$0.21	$(0.20)	$0.37	$0.00
Income (loss) from discontinued operations	0.00	(0.04)	0.01	(1.24)
Net income (loss)	0.21	(0.24)	0.39	(1.24)

Weighted-average shares outstanding	59,420	33,373	59,002	32,836

Note:  Due to rounding, the sum of earnings per share of Continuing operations and Discontinued operations may not equal earnings per share of Net income.

GRIFFON CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

	At September 30,	At September 30,
	2009	2008
CURRENT ASSETS
Cash and equivalents	$320,833	$311,921
Accounts receivable, net of allowances of $4,457 and $5,609	164,619	163,586
Contract costs and recognized income not yet billed, net of progress payments of $14,592 and $8,863	75,536	69,001
Inventories, net	139,170	167,158
Prepaid and other current assets	39,261	52,430
Assets of discontinued operations	1,576	9,495
Total Current Assets	740,995	773,591
PROPERTY, PLANT AND EQUIPMENT, net	236,019	239,003
GOODWILL	97,657	93,782
INTANGIBLE ASSETS, net	34,211	34,777
OTHER ASSETS	30,648	22,067
ASSETS OF DISCONTINUED OPERATIONS	5,877	8,346
Total Assets	$1,145,407	$1,171,566
CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$81,410	$2,258
Accounts payable	125,027	129,823
Accrued liabilities	61,120	64,450
Liabilities of discontinued operations	4,932	14,917
Total Current Liabilities	272,489	211,448
LONG-TERM DEBT	98,394	230,930
OTHER LIABILITIES	78,837	59,460
LIABILITIES OF DISCONTINUED OPERATIONS	8,784	10,048
Total Liabilities	458,504	511,886
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY
Total Shareholders' Equity	686,903	659,680
Total Liabilities and Shareholders' Equity	$1,145,407	$1,171,566

GRIFFON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Years Ended September 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$22,791	$(40,503)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:

Loss (income) from discontinued operations	(790)	40,591
Depreciation and amortization	42,346	42,923
Impairment of goodwill	-	12,913
Stock-based compensation	4,145	3,327
Provision for losses on account receivable	628	1,089
Amortization/write-off of deferred financing costs	1,680	1,402
Gain from debt extinguishment, net	(7,360)	-
Deferred income taxes	(826)	212
Change in assets and liabilities:
(Increase) decrease in accounts receivable and contract costs and recognized income not yet billed	(6,690)	13,585
(Increase) decrease in inventories	28,498	(23,500)
(Increase) decrease in prepaid and other assets	11,130	(12,524)
Increase (decrease) in accoutns payable, accrued liabilities and income taxes payable	(8,627)	53,095
Other changes, net	(2,825)	(6,561)
Net cash provided by operating activities	84,100	86,049

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(32,697)	(53,116)
Acquired businesses	-	(1,829)
Proceeds from sale of assets	200	1,000
(Increase) decrease in equipment lease deposits	(336)	4,593
Funds restricted for capital projects	-	-
Net cash used in investing activities	(32,833)	(49,352)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of shares from rights offering	7,257	241,344
Purchase of shares for treasury	-	(579)
Proceeds from issuance of long-term debt	11,431	89,235
Payments of long-term debt	(56,676)	(87,785)
Decrease in short-term borrowings	(866)	(924)
Financing costs	(597)	(10,027)
Purchase of ESOP shares	(4,370)	-
Exercise of stock options	-	-
Tax benefit from vesting of restricted stock	217	3
Other, net	402	139
Net cash provided by (used in) financing activities	(43,202)	231,406

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash provided by (used in) discontinued operations	(1,305)	(5,410)
Net cash provided by (used in) investing activities	-	5,496
Net cash provided by (used in) discontinued operations	(1,305)	86

Effect of exchange rate changes on cash and cash equivalents	2,152	(1,015)

NET INCREASE IN CASH AND CASH EQUIVALENTS	8,912	267,174
CASH AND EQUIVALENTS AT BEGINNING OF YEAR	311,921	44,747
CASH AND EQUIVALENTS AT END OF YEAR	$320,833	$311,921

The following is a reconciliation of operating income, which is a GAAP measure of our operating results, to segment operating income and segment adjusted EBITDA. Management believes that the presentation of segment operating income and segment adjusted EBITDA is appropriate to provide additional information about the Company’s reportable segments. Segment operating income and segment adjusted EBITDA are not presentations made in accordance with GAAP, are not measures of financial performance or condition, liquidity or profitability of the Company, and should not be considered as an alternative to (1) net income, operating income or any other performance measures determined in accordance with GAAP or (2) operating cash flows determined in accordance with GAAP. Additionally, segment operating income and segment adjusted EBITDA are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments, capital expenditures and debt service requirements.

[
GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
SEGMENT ADJUSTED EBITDA - BY REPORTABLE SEGMENT
(Unaudited)

	Three months ended		Years Ended
(in thousands)	September 30,		September 30,
	2009	2008	2009	2008
Telephonics
Segment operating income	$11,345	$11,067	$34,883	$32,862
Depreciation and amortization	2,007	2,122	6,657	6,753
Segment adjusted EBITDA	13,352	13,189	41,540	39,615

Clopay Building Products
Segment operating income (loss)	4,269	(9,376)	(11,326)	(17,444)
Depreciation and amortization	3,191	2,259	13,223	12,071
Goodwill write-off	-	12,913	-	12,913
Restructuring charges	1,202	38	1,240	2,610
Segment adjusted EBITDA	8,662	5,834	3,137	10,150

Clopay Plastic Products
Segment operating income	7,178	4,765	24,072	20,620
Depreciation and amortization	5,682	5,698	21,930	22,638
Segment adjusted EBITDA	12,860	10,463	46,002	43,258

All segments:
Income from operations - as reported	16,416	679	25,147	12,044
Unallocated amounts	5,471	5,589	20,960	21,281
Other, net	905	188	1,522	2,713
Segment operating income	22,792	6,456	47,629	36,038
Depreciation and amortization	10,880	10,079	41,810	41,462
Goodwill write-off	-	12,913	-	12,913
Restructuring charges	1,202	38	1,240	2,610
Segment adjusted EBITDA	$34,874	$29,486	$90,679	$93,023

Unallocated amounts typically include general corporate expenses not attributable to any reportable segment.